EXHIBIT 23

Consent of Independent Registered Public Accounting Firm

The Board of Trustees and Shareholders

First Potomac Realty Trust:

We consent to the incorporation by reference in the registration statements (Nos. 333-177090, 333-175332, 333-175330, 333-153090, 333-142149, 333-142147 and 333-122611) on Form S-3 and (Nos. 333-175324, 333-111691, 333-142152, 333-161403, 333-161405 and 333-172141) on Form S-8 of First Potomac Realty Trust of our reports dated February 29, 2012, with respect to the consolidated balance sheets of First Potomac Realty Trust and subsidiaries as of December 31, 2011 and 2010, and the related consolidated statements of operations, equity and comprehensive (loss) income, and cash flows for each of the years in the three-year period ended December 31, 2011 and the related financial statement schedule, and the effectiveness of internal control over financial reporting as of December 31, 2011, which reports appear in the December 31, 2011 annual report on Form 10-K of First Potomac Realty Trust.

Our report dated February 29, 2012, on the effectiveness of internal control over financial reporting as of December 31, 2011, expresses our opinion that First Potomac Realty Trust did not maintain effective internal control over financial reporting as of December 31, 2011 because of the effect of a material weakness on the achievement of the objectives of the control criteria and contains an explanatory paragraph that states that management did not operate controls over compliance with financial covenants under the terms of its debt agreements.

/s/ KPMG LLP

McLean, Virginia

February 29, 2012